Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated September 4, 2018. GS Finance Corp. $ Digital Underlier-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.
The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be September 16, 2022) is based on the lesser performing of the iShares® China Large-Cap ETF and the Hang Seng China Enterprises Index as measured from the trade date (expected to be September 13, 2018) to and including the determination date (expected to be September 13, 2022).
The return on your notes is linked, in part, to the performance of the iShares® China Large-Cap ETF (ETF), and not to that of the FTSE China 50 Index (underlying index) on which the ETF is based. The ETF follows a strategy of “representative sampling,” which means the ETF’s holdings are not the same as those of the underlying index. The performance of the ETF may significantly diverge from that of the underlying index.
If the final level of each underlier on the determination date is greater than or equal to its initial level (set on the trade date), you will receive the maximum settlement amount ($1,680 for each $1,000 face amount of your notes).
If the final level of any underlier is less than 70% of its initial level, the return on your notes will be negative.
The amount that you will be paid on your notes at maturity is based on the performance of the lesser performing underlier (the underlier with the lowest underlier return). The underlier return for each underlier is the percentage increase or decrease in the final level of such underlier from its initial level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:
•	if the underlier return of each underlier is greater than or equal to 0% (the final level of each underlier is greater than or equal to its initial level), the maximum settlement amount;
•
if the underlier return of each underlier is greater than or equal to -30% (the final level of each underlier is greater than or equal to 70% of its initial level) but the underlier return of any underlier is less than 0% (the final level of any underlier is less than its initial level), $1,000; or

•
if the underlier return of any underlier is less than -30% (the final level of any underlier is less than 70% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000. You will receive less than 70% of the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10.
The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	expected to be September 18, 2018	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount
* The original issue price will be       % for certain investors. See “Supplemental Plan of Distribution” on page S-5.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC
Pricing Supplement No.   dated          , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $      per $1,000 face amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through              ). On and after          , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
•     General terms supplement no. 1,734 dated July 10, 2017
•     Prospectus supplement dated July 10, 2017
•     Prospectus dated July 10, 2017
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.
This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,734.

Key Terms
Issuer: GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Underliers: the iShares® China Large-Cap ETF (Bloomberg symbol, “FXI UP Equity”), and the Hang Seng China Enterprises Index (Bloomberg symbol, “HSCEI Index”), as published by The Hang Seng Indexes Company Limited; see “The Underliers” on page PS-17
Underlying index of the iShares® China Large-Cap ETF:  the FTSE China 50 Index, as published by FTSE Russell
Specified currency: U.S. dollars (“$”)
Face amount: each note will have a face amount equal to $1,000; $     in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated trigger buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-12 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underliers, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-42 of this pricing supplement. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes
Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
•	if the final underlier level of each underlier is greater than or equal to its initial underlier level, the maximum settlement amount;
•	if the final underlier level of each underlier is greater than or equal to its trigger buffer level but the final underlier level of any underlier is less than its initial underlier level, $1,000; or
•
if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000. You will receive less than 70% of the face amount of your note.

Initial underlier level (to be set on the trade date): with respect to each underlier, the closing level of such underlier on the trade date
Final underlier level: with respect to each underlier, the closing level of such underlier on the determination date, subject to anti-dilution adjustments (with respect to the iShares® China Large-Cap ETF only) as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,734, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Lesser performing underlier return: the underlier return of the lesser performing underlier
Lesser performing underlier: the underlier with the lowest underlier return
Underlier return: with respect to each underlier, the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Trigger buffer level: with respect to each underlier, 70% of its initial underlier level
Maximum settlement amount:  $1,680
Trade date: expected to be September 13, 2018
Original issue date (settlement date) (to be set on the trade date): expected to be September 18, 2018
Determination date (to be set on the trade date): expected to be September 13, 2022, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-17 of the accompanying general terms supplement no. 1,734
Stated maturity date (to be set on the trade date): expected to be September 16, 2022, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption: the offered notes will not be subject to redemption right or price dependent redemption right
Closing level: with respect to each underlier on any trading day, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734, subject to anti-dilution adjustments (with respect to the iShares® China Large-Cap ETF only) as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,734
Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734

Trading day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,734
ERISA: as described under “Employee Retirement Income Security Act” on page S-95 of the accompanying general terms supplement no. 1,734
Supplemental plan of distribution; conflicts of interest: as described under “Supplemental Plan of Distribution” on page S-96 of the accompanying general terms supplement no. 1,734 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $    .
GS Finance Corp. expects to agree to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this pricing supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this prospectus supplement with respect to such notes to             %.
GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We expect to deliver the notes against payment therefor in New York, New York on September 18, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Calculation agent: GS&Co.
CUSIP no.: 40055QWK4
ISIN no.: US40055QWK48
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes and what the final closing level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-10 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Trigger buffer level	with respect to each underlier, 70% of its initial underlier level
Maximum settlement amount	$1,680
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier stocks, the method by which the applicable underlier sponsor calculates any underlier or the policies of the investment advisor of the iShares® China Large-Cap ETF

Notes purchased on original issue date at the face amount and held to the stated maturity date
Moreover, we have not yet set the initial underlier levels that will serve as the baseline for determining the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier levels at the time you purchase your notes.
For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-40. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier) and the assumptions noted above.
Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	168.000%
150.000%	168.000%
130.000%	168.000%
120.000%	168.000%
110.000%	168.000%
100.000%	168.000%
99.999%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%
50.000%	50.000%
30.000%	30.000%
20.000%	20.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the final underlier level of the lesser performing underlier were determined to be 20.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 20.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 80.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If, for example, the final underlier level of the lesser performing underlier were determined to be 200.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be the maximum settlement amount, or 168.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of the lesser performing underlier over its initial underlier level.
The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level of the lesser performing underlier were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels of the lesser performing underlier are expressed as percentages of its initial underlier level. The chart shows that any hypothetical final underlier level of the lesser performing underlier of less than 70.000% (the section left of the 70.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of the lesser performing underlier of greater than or equal to 100.000% (the section right of the 100.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier levels or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier levels, which we will set on the trade date, and the actual final underlier levels determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,734. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the iShares® China Large-Cap ETF (the “ETF”) and the Hang Seng China Enterprises Index as measured from their initial underlier levels set on the trade date to their closing levels on the determination date. If the final underlier level of any underlier is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other than the Determination Date
The final underlier level of each underlier will be based on the closing level of such underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of one underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop.  Although the actual closing levels of the underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the underlier on the determination date, you will not benefit from the closing levels of the underliers at any time other than on the determination date.
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
The cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier. This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level of the Lesser Performing Underlier
If the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 30% drop between the initial underlier level and the final underlier level of the lesser performing underlier will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than 70% of its initial underlier level will result in a loss of a significant portion of your investment in the notes despite only a small change in the underlier level of the lesser performing underlier.
Your Notes Will Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Potential for the Value of Your Notes to Increase Will Be Limited
Your ability to participate in any change in the value of any underlier over the life of your notes will be limited because of the maximum settlement amount.  The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of any underlier may rise beyond its initial underlier level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in any underlier.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the trigger buffer level and the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the maximum settlement amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.
You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Underlier Stock
Investing in your notes will not make you a holder of any shares of the ETF or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the ETF or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the ETF or the underlier stocks or any other rights of a holder of any shares of the ETF or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the ETF or any underlier stocks.
Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.
The Policies of the ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of the ETF’s Underlying Index, FTSE Russell, Could Affect the Amount Payable on Your Notes and Their Market Value
The ETF’s investment advisor, BlackRock Fund Advisors (“BFA” or the “ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of the ETF, additions, deletions or substitutions of securities in the ETF and the manner in which changes affecting the underlying index are reflected in the ETF that could affect the market price of the shares of the ETF, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the ETF, or if the ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.
If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the ETF on the determination date — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the ETF on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734.
In addition, FTSE Russell (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the ETF and, therefore, the amount payable on your notes and their market value.
There Are Risks Associated with the ETF
Although the ETF’s shares are listed for trading on the NYSE Arca and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF or that there will be liquidity in the trading market.
In addition, the ETF is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the ETF investment advisor may select up to 10% of the ETF’s assets to be invested in shares of equity securities that are not included in its underlying index.  The ETF is also not actively managed and may be affected by a general decline in market segments relating to its underlying index.  The ETF investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits.  The ETF investment advisor does not attempt to take defensive positions in declining markets.
In addition, the ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.
Further, under continuous listing standards adopted by the NYSE Arca, the ETF will be required to confirm on an ongoing basis that the components of the underlying index satisfy the applicable listing requirements.  In the event that its underlying index does not comply with the applicable listing requirements, the ETF would be required to rectify such non-compliance by requesting that the underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the underlying index sponsor would so modify the underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the ETF being delisted by the NYSE Arca.
The ETF and its Underlying Index are Different and the Performance of the ETF May Not Correlate with the Performance of its Underlying Index
The ETF uses a representative sampling strategy (more fully described under “The Underliers – The iShares® China Large-Cap ETF”) to attempt to track the performance of its underlying index. The ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the ETF is generally linked to the performance of its underlying index, the performance of the ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the ETF investment advisor.
Imperfect correlation between the ETF’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of an underlier’s performance from that of its underlying index.
In addition, the performance of the ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the ETF and its underlying index. Finally, because the shares of the ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the ETF may differ from the net asset value per share of the ETF.
For all of the foregoing reasons, the performance of the ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the ETF or in its underlying index or in the underlier stocks or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the ETF’s underlying index.
The ETF is Concentrated in the Financials Industry
The underlier stocks of the ETF are concentrated in the financials industry (as such industry categorization is determined by the ETF investment advisor using criteria it has selected or developed), which means that the ETF is more likely to be more adversely affected by any negative performance of the financials industry than an underlier that has more diversified holdings across a number of industries. Companies in the financials industry can be affected by, among other things, business cycle fluctuations, competition, government regulation, a change in interest rates, and a change in a company’s credit rating.
The ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks
Although the ETF held 50 stocks as of August 30, 2018, over 38% of the ETF was invested in just five stocks as of that date – China Construction Bank-H, Tencent Holdings Ltd, Industrial and Commercial Bank of China-H, China Mobile Ltd and Ping An Insurance Group Co. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the ETF even if none of the other stocks held by the ETF are affected by such events. Because of the weighting of the holdings of the ETF, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such ETF.
The Hang Seng China Enterprises Index is Concentrated in the Financials Industry
The underlier stocks of the Hang Seng China Enterprises Index are concentrated in the financials industry (as such industry categorization is determined by the underlier sponsor using criteria it has selected or developed), which means that the Hang Seng China Enterprises Index is more likely to be more adversely affected by any negative performance of the financials industry than an underlier that has more diversified holdings across a number of industries. Companies in the financials industry can be affected by, among other things, business cycle fluctuations, competition, government regulation, a change in interest rates, and a change in a company’s credit rating.
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
The value of your notes is linked to underliers that are comprised of stocks from an emerging market country. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
Because foreign exchanges may be open on days when the ETF is not traded, the value of the securities underlying the ETF may change on days when shareholders will not be able to purchase or sell shares of the ETF. This could result in premiums or discounts to the ETF’s net asset value that may be greater than those experienced by an underlier that does not hold foreign assets.
Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the ETF’s investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the ETF.
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
The ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the ETF may not increase even if the non-dollar value of the asset held by the ETF increases.
Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.
The Tax Consequences of an Investment in Your Notes Are Uncertain
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-42 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Your Notes May Be Subject to the Constructive Ownership Rules
There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS
The iShares® China Large-Cap ETF
The shares of the iShares® China Large-Cap ETF (the “ETF”) are issued by iShares, Inc. (the “company”). The company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the ETF is one.
•
The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the USD net total return version of the FTSE China 50 Index (the “underlying index”) (ticker TXIN0UNU).

•	Investment Advisor: BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “FXI”.
•	The company’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was October 5, 2004.
•	The ETF’s shares are issued or redeemed only in creation units of 150,000 shares or multiples thereof.
The underlying index was launched on April 19, 2001 with a base value of 5,000 as of March 16, 2001.
We obtained the following fee information from the iShares® website without independent verification. The ETF investment advisor is entitled to receive a management fee from the ETF based on the ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ETF as follows: 0.74% per annum of the aggregate net assets less than or equal to U.S. $6.0 billion, plus 0.67% per annum of the aggregate net assets on amounts in excess of U.S. $6.0 billion up to and including U.S. $9.0 billion, plus 0.60% per annum of the aggregate net assets on amounts in excess of U.S. $9.0 billion up to and including U.S. $12.0 billion, plus 0.54% per annum of the aggregate net assets on amounts in excess of U.S. $12.0 billion. As of June 30, 2018, the expense ratio of the ETF was 0.74% per annum.
The investment advisory agreement of the ETF provides that BFA will pay all operating expenses of the ETF, except management fees, interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The ETF may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the ETF’s pro rata share of the fees and expenses incurred by investing in other investment companies.
For additional information regarding the company or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended January 31, 2018) and other information the company files with the SEC. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at ishares.com/us/products/239536/ishares-china-largecap-etf. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
Investment Objective
The ETF seeks to track the investment results, before fees and expenses, of the underlying index. The ETF’s investment objective may be changed without shareholder approval.
The following tables display the top holdings and weightings by industry sector of the ETF. (Sector designations are determined by the ETF sponsor using criteria it has selected or developed. ETF advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information in the tables below from the ETF website without independent verification.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.
iShares® China Large-Cap ETF Top Ten Holdings as of August 30, 2018
ETF Stock Issuer	Percentage (%)
CHINA CONSTRUCTION BANK CORP H	9.00%
TENCENT HOLDINGS LTD	8.40%
INDUSTRIAL AND COMMERCIAL BANK OF	8.18%
CHINA MOBILE LTD	6.46%
PING AN INSURANCE (GROUP) CO OF CH	6.20%
BANK OF CHINA LTD H	4.36%
CNOOC LTD	4.18%
CHINA PETROLEUM AND CHEMICAL CORP	4.16%
CHINA LIFE INSURANCE LTD H	3.17%
PETROCHINA LTD H	2.96%
Total	57.07%
iShares® China Large-Cap ETF Weighting by Sector as of August 30, 2018*
Sector	Percentage (%)
Financials	47.08%
Energy	12.69%
Information Technology	10.71%
Real Estate	9.47%
Telecommunications	8.95%
Industrials	4.76%
Consumer Discretionary	3.31%
Materials	1.65%
Utilities	0.95%
Health Care	0.00%
Cash and/or Derivatives	0.43%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

Representative Sampling
BFA uses a representative sampling strategy to attempt to track the performance of the underlying index. For the ETF, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the underlying index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the underlying index.
The ETF generally invests at least 90% of its assets in the securities of the underlying index and in depositary receipts representing securities of the underlying index. The ETF may invest the remainder of its assets in securities not included in the underlying index, but which BFA believes will help the ETF track the underlying index. The ETF may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).
Tracking Error
The performance of the ETF and the underlying index may vary due to a variety of factors, including differences between the ETF’s assets and the underlying index, pricing differences (including differences between a security’s price at the local market close and the ETF’s valuation of a security at the time of calculation of the ETF’s net asset value per share), differences in transaction costs, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the underlying index or the costs to the ETF of complying with various new or existing regulatory requirements.  Tracking error may also result because the ETF incurs fees and expenses, while the underlying index does not. BFA expects that, over time, the ETF’s performance difference will not exceed 5%. The ETF’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the ETF used an indexing strategy in which an exchange traded fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
As of July 31, 2018, iShares® reported the following average annual returns on the market price of the ETF’s shares and the underlying index: ETF shares: 1 year, 5.87%; 3 years, 5.49%; 5 years, 7.55%; 10 years, 2.08%; since inception, 8.91%; underlying index: 1 year, 5.53%; 3 years, 5.75%; 5 years, 8.00%; 10 years, 2.60%; since ETF inception, 9.53%.
The market price of the ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date. Underlying index performance beginning on February 10, 2012 reflects net returns where dividends are reinvested into the underlying index net of certain withholding taxes. Performance before this date reflects dividends being reinvested at gross.
Industry Concentration Policy
The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated in that industry or group of industries.
The Underlying Index
The underlying index is comprised of 50 of the largest and most liquid Chinese stocks (“H” shares, “Red Chips” and “P Chips”, as described below) that trade on the Hong Kong Stock Exchange and is designed to represent the performance of the mainland Chinese market that is available to international investors.
The underlying index is a free-float market capitalization weighted index and is part of the FTSE Global Equity Index Series. The underlying index is calculated, published and disseminated by FTSE Russell (“FTSE” or the “underlying index sponsor”). Additional information on the underlying index is available from the following website: ftse.com. We are not incorporating by reference the website or any materials it includes in this pricing supplement.
The ETF tracks the performance of the USD net total return version of the underlying index, which reinvests dividend income into the underlying index as of the ex-dividend date, net of certain withholding taxes. Notwithstanding that the ETF tracks the performance of the net total return version of the underlying index, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.
Index Composition
Composition
As of August 30, 2018, the top ten constituents of the underlying index, by weight, were as follows: China Construction Bank-H (9.03%), Tencent Holdings Ltd (8.43%), Industrial and Commercial Bank of China-H (8.21%), China Mobile Ltd (6.49%), Ping An Insurance Group Co (6.22%), Bank of China Ltd-H (4.37%), CNOOC Ltd (4.20%), China Petroleum & Chemical-H (4.17%), China Life Insurance Co-H (3.18%) and PetroChina Co Ltd-H (2.97%).
As of August 30, 2018, the companies included in the underlying index were divided by the underlying index sponsor into the ICB Supersectors.  The ICB Supersectors include (with the approximate percentage currently included in such industry sectors indicated in parentheses): Banks (30.77%), Insurance (14.03%), Oil & Gas (12.30%), Technology (9.21%), Real Estate (9.52%), Telecommunications (8.99%), Industrial Goods & Services (3.45%), Construction & Materials (3.16%), Automobiles & Parts (3.32%), Financial Services (2.48%), Basic Resources (2.47%) and Travel & Leisure (0.30%).

Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlying index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices may reflect differences in sector designation methodology as well as actual differences in the sector composition of the indices.
Index Selection Criteria
Eligible Securities
Only “H” shares, “Red Chips” and “P Chips” are eligible for inclusion in the underlying index.
“H” shares are securities of companies incorporated in the People’s Republic of China (“PRC”) and traded on the Hong Kong Stock Exchange. They are quoted and traded in Hong Kong dollars. Like other securities trading on the Hong Kong Stock Exchange, there are no restrictions on who can trade “H” shares.
A “Red Chip” is a company incorporated outside the PRC that trades on the Hong Kong Stock Exchange and is a company that is substantially owned, directly or indirectly, by mainland China state entities with the majority of its revenue or assets derived from mainland China.
To be assessed as a Red Chip, a non-constituent must satisfy the following criteria at the time of underlying index entry:
•	The company is incorporated outside the PRC;
•	The company is listed on the Hong Kong Stock Exchange;
•	Over 55 percent of the revenue or assets of the company is derived from the PRC; and
•	The company is controlled by Chinese state entities (i.e., the government, provinces or municipalities) through strategic holdings which, in aggregate, total more than 35 percent.
An existing Red Chip constituent which fails one or more of the following criteria will cease to be classified as a Red Chip at the time of the next underlying index review:
•	The company is no longer incorporated outside the PRC;
•	The company is no longer listed on the Hong Kong Stock Exchange;
•	The percentages of revenue and assets derived from the PRC have both fallen below 45 percent; or
•	The aggregate holding of Chinese state entities has fallen below 25 percent.
A “P Chip” is a company controlled by mainland China companies or individuals, with the establishment and origin of the company in mainland China. It must be incorporated outside the PRC and traded on the Hong Kong Stock Exchange with a majority of its revenue or assets derived from mainland China.
To be assessed as a P Chip, a non-constituent must satisfy the following criteria at the time of underlying index entry:
•	The company is incorporated outside the PRC;
•	The company is listed on the Hong Kong Stock Exchange;
•	Over 55 percent of the revenue or assets of the company is derived from the PRC: and
•	The company is controlled by mainland China individuals.
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If the shareholder background cannot be determined with publicly available information, the underlying index sponsor will assess the P Chip status of a company with the help of other criteria including (i) whether the establishment and origin of the company are in mainland China and (ii) whether the company’s headquarters are in mainland China.

An existing P Chip constituent which fails one or more of the following criteria will cease to be classified as a P Chip at the time of the next underlying index review.
•	The company is no longer incorporated outside the PRC;
•	The company is no longer listed on the Hong Kong Stock Exchange;
•	The percentages of revenue and assets derived from the PRC have both fallen below 45 percent; or
•	The company is no longer controlled by mainland China individuals.
In cases where the data could support an assignment as either a Red Chip or a P Chip, the company will be classified as a Red Chip.
In addition, in order to be eligible for inclusion in the underlying index, a stock must be a current constituent of the FTSE All-World Index and must also pass a free float screen and a liquidity screen. The entire quoted equity capital of a constituent company is included in the calculation of its market capitalization, subject to the free float restrictions described below.  For more information about the FTSE All-World Index, please see “FTSE All-World Index” below.
Free Float Screen
The free float is the percentage of shares of a company that are available for purchase by an investor. The free float factor adjustment which the underlying index sponsor makes is to reflect situations where a party owns a proportion of stock and that proportion is unlikely to be for sale.  By employing this approach, the underlying index sponsor uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the underlying index. Investable market capitalization depends on free float, taking into account the exclusions listed below. The underlying index uses actual free float (rounded to 12 decimal places).
The following are excluded from free float:
•	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).
•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
•	Shares held within employee share plans.
•	Shares held by public companies or by non-listed subsidiaries of public companies.
•	All shares where the holder is subject to a lock-in clause (for the duration of that clause).
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Shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
•	Shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform.
•	Non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).
•	Shares held by sovereign wealth funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.
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Shares held by founders, promoters, former directors, venture capital and private equity firms, private companies and individuals (including employees), and shares held by several holders acting in concert, where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.

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Shares held by a single portfolio holding (such as a pension fund, insurance fund or investment company) where the holding is 30% or greater. The shares will remain restricted until the holding falls below 30%.

Companies with a free float of 5% or below are not eligible for inclusion in the underlying index.

Foreign ownership limits, if any, will be applied after calculating the actual free float restriction. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.
Liquidity Criteria
Securities must have sufficient liquidity to be included in the underlying index, determined as described below.
•	Price: There must be an accurate and reliable price for the purposes of determining the market value of a company.
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Liquidity: Each security will be tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity screen will be applied on a pro-rata basis where the testing period is less than 12 months.

A non-constituent which does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings), based on its median daily trading volume per month, in ten of the twelve months prior to a full market review will not be eligible for inclusion in the underlying index.
An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings), based on its median daily trading volume per month, for at least eight of the twelve months prior to a full market review will be removed from the underlying index.
New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turn over at least 0.05% of their free float adjusted shares, based on their median daily trading volume each month, on a pro-rata basis since listing. This rule will not apply to new issues added under the fast entry rule (described below).
At the sole discretion of the underlying index sponsor, the above percentage figures may be adjusted by up to 0.01% at the March and September reviews so that the underlying index better reflects the liquid investable market. This discretion may only be exercised across the whole market and may not be applied to individual securities.
At the March and September reviews of the FTSE All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.
New issues which do not qualify as early entrants will become eligible for inclusion at the March and September reviews of the FTSE All-World Index providing they have, since the commencement of official non-conditional trading, a minimum trading record of at least three months prior to the date of the review and sufficient turnover.
Index Calculation
The underlying index is a free-float market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the underlying index) will have a greater effect on the price of the underlying index than will the price movement of a smaller company (that is, one representing a smaller percentage of the underlying index).
The value of the underlying index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each constituent stock times (ii) the number of shares issued for each such constituent times (iii) a free float factor for each such component times (iv) a capping factor to be applied to a security to correctly weight that security in the underlying index (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the underlying index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. In calculating the net total return index, dividends are reinvested across the underlying index on the ex-dividend date, net of withholding taxes. The underlying index uses actual trade prices for securities with local stock exchange quotations.
Periodic Review of Constituents
Index Reviews
The underlying index is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.
At the quarterly underlying index review, the underlying index constituents are capped using prices adjusted for corporate actions as of the close of business on the second Friday in March, June, September and December. The capping is implemented after the close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.
Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the underlying index sufficient notification of the changes before their implementation.
Rules for Insertion and Deletion at the Quarterly Underlying Index Review
The rules for inserting and deleting companies at the quarterly underlying index review are designed to provide stability in the selection of constituents of the underlying index while ensuring that the underlying index continues to be representative of the market by including or excluding those companies which have risen or fallen significantly. At review, all constituents of the underlying index must be existing or pending constituents to the FTSE All-World Index. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes (i.e., H shares, Red Chips and P Chips) are included in the underlying index weighting.
A company will be included in the underlying index at the quarterly review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).
A company in the underlying index will be deleted at the quarterly review if it falls to 61st position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).
A constant number of constituents will be maintained for the underlying index. Where a greater number of companies qualify to be inserted in the underlying index than those qualifying to be deleted, the lowest ranking constituents presently included in the underlying index will be deleted to ensure that an equal number of companies are inserted and deleted at the quarterly review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the underlying index will be inserted to match the number of companies being deleted at the quarterly review.
Capping Process
Capping is applied to the constituents of the underlying index at each quarterly review or at the time of a fast entry to ensure that no individual company in the underlying index has a weight greater than 9% of the underlying index and that all companies that have a weight greater than 4.5% are altogether no more than 38% of the underlying index. Following capping, the weight of each constituent in the underlying index moves freely in line with price movements.

Step 1: Any company whose underlying index weight is greater than 9% is capped at 9%. The weights of the remaining index constituent companies are increased as a consequence of reducing the weights of the companies capped at 9%. The weights of uncapped constituent companies are then checked and if they exceed 9% they are also capped at 9%. This process is repeated until no company weight exceeds 9%. If the weights after the 9% capping satisfies the capping target, they then become the final weights of the underlying index. Otherwise, the capping proceeds to next step and the weights that are capped at 9% are discarded.
Step 2: The companies in the underlying index are each capped at 4.5% based on their uncapped weights. This is used as an intermediate portfolio for the following steps.
Step 3: (a) The top five companies based on their uncapped weights are grouped and then increased from the capped weights in Step 2 (4.5%) by proportionately allocating 15.5% of the underlying index weight based on the sum of the absolute value of the difference between each company’s uncapped weight and 4.5%.  If, after these adjustments are made, all five companies are weighted at 9% or less, then the capping process proceeds to Step 4.
(b) Otherwise, if a top five company weight is greater than or equal to 9% after Step 3(a), it is capped at 9%, and the remaining companies with a weight less than 9% are increased from the adjusted weight in Step 3(a) by proportionately allocating what remains of the 38% combined weight limit based on the sum of the absolute value of the difference between each company’s uncapped weight and the adjusted weight from Step 3(a).
In extreme market conditions where the top four companies in the group have a combined weight of greater than 33.5%, all five companies in the group will be assigned an equal weight of 7.6%.
Step 4: The final step of capping distributes the remaining 62% underlying index weight proportionately among the 45 companies outside the top five based on the normalized difference between the capped weight (4.5%) and uncapped weight, as well as an adjustment scalar.
Step 5: The capping factor is calculated for all 50 companies as the ratio of each company’s final capped weight divided by its original uncapped weight determined using free float adjusted market capitalization.
Reserve Lists
After each quarterly review, the five highest ranking non-constituents of the underlying index are added to a “reserve list” in the event that one or more constituents are deleted from the underlying index during the period up to the next quarterly review of the underlying index. Where a company is removed from the underlying index after quarterly review changes to the underlying index have been announced but before the changes have been implemented, the highest ranking company by full market capitalization from the new reserve list (excluding current index constituents) will replace the deleted company.
Changes to Constituent Weightings
The underlying index is periodically reviewed for changes in free float at each quarterly review in March, June, September and December. Implementation of any changes occur at the close of trading on the third Friday in March, June, September and December. A constituent’s free float will also be reviewed and adjusted if necessary (i) by identifying information which necessitates a change in free float weighting, (ii) following a corporate event, or (iii) expiry of a lock-in clause. If a corporate event includes a corporate action which affects the underlying index, any change in free float will be implemented at the same time as the corporate action.
Corporate Actions and Events
A “corporate event” is a reaction to company news or event that may impact the underlying index depending on the underlying index rules. A “corporate action” is an action on shareholders with a prescribed ex-date.  The share price is subject to an adjustment on the ex-date.  These include the following:
•	Capital repayments;
•	Rights issues/entitlement offers;
•	Stock conversion;

•	Splits (sub-division)/reverse splits (consolidation); and
•	Scrip issues (capitalization or bonus issue).
Removal and Replacement
If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover offer which has been declared wholly unconditional or has ceased to be a viable constituent as defined above, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the reserve list as at the close of the underlying index calculation two days prior to the deletion. The removal and replacement are effected simultaneously with a minimum two days’ notice period.
Mergers, Restructuring and Complex Takeovers
If the effect of a merger or takeover is that one constituent is absorbed by another constituent in the underlying index, the resulting company will remain a constituent of the underlying index and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security by full market capitalization from the reserve list as at the close of the underlying index calculation two days prior to the deletion.
If a constituent company is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent by full market capitalization on the reserve list. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any company on the reserve list as at the close of the underlying index calculation two days prior to completion of the acquisition, based on the combined full market value of the company after the merger.
If a constituent company is split so as to form two or more companies, then the resulting companies will be eligible for inclusion as underlying index constituents based on their respective full market capitalization(s) before the application of any investability weighting, provided that they qualify in all other respects. If an underlying index constituent splits into two or more companies, one or more of these companies may remain in the underlying index. Where one or more of the new companies are eligible to remain in the underlying index, the smallest underlying index constituent(s) will be deleted. Underlying index constituent changes resulting from the split will be determined based on market values at close on day one of trading and applied using market values at close on day two of trading, following the split becoming effective. Consequently, the underlying index may have more than 50 companies for 2 days.
New Issues
Where an eligible non-constituent of the underlying index undertakes an initial public offering of a new equity security, that security will be eligible for fast entry inclusion into the underlying index if it is a fast entry into the FTSE All-World Index and has a full market capitalization ranked in the 20th position or higher. The full market capitalization will be based on the closing price on the first day of trading and the security’s inclusion will be implemented after the close of business on the fifth day of trading. Where a fast entrant is added to the underlying index, the lowest ranking constituent by full market capitalization of the underlying index will be removed using the closing prices on the first day of trading and implemented after the close of business on the fifth day of trading.
If the fifth day of trading is in close proximity to an underlying index review, the underlying index sponsor may use its discretion to include a fast entrant at the underlying index review date following advance notice.
Following the announcement of a fast entry constituent, the underlying index is capped using prices adjusted for corporate events as at the close of business on the fourth day of official trading based on the constituents, shares in issue and free float on the next trading day following the fifth day of official trading.
Newly issued securities which do not qualify for fast entry (but which meet the criteria for eligible securities) will be eligible for inclusion at the next quarterly review, if large enough to become a constituent of the underlying index at that time. The security may also qualify for inclusion to the reserve list.
Suspended Companies
If a constituent is suspended, the underlying index sponsor will determine its treatment as follows:

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If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the underlying index with appropriate notice (typically two business days’ notice).

•	In all other cases, the constituent will continue to be included in the underlying index for a period of up to 20 business days at its last traded price.
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If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the underlying index for a further period of up to 20 business days or to remove it at zero value. In making this determination, the underlying index sponsor will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring and any stated intentions regarding a date for the resumption of trading.

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If the suspension period reaches 60 business days, the constituent will be removed from the underlying index at zero value at the next underlying index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the underlying index review implementation date. Where the 60th business day of suspension occurs after such date the constituent will be reviewed for removal at the subsequent underlying index review.

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In certain limited circumstances where the underlying index weight of the constituent is significant and the underlying index sponsor determines that a market-related value can be established for the suspended constituent, deletion may take place at the market-related value instead. In such circumstances, the underlying index sponsor will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period.

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If, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the underlying index review lock-down period (i.e., the two week period prior to the underlying index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the underlying index. However, where the constituent resumes trading during the underlying index review lock-down period, the constituent will continue to be removed from the underlying index as previously announced. However, the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero.

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If a constituent has been removed from the underlying index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of underlying index eligibility it will be treated as a new issue.

Where the company is removed from the underlying index it will be replaced with the highest ranking company by full market capitalization on the reserve list eligible to be included in the underlying index as of the close of the underlying index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the underlying index calculation and prior to the start of the underlying index calculation on the following day.
FTSE All-World Index
The FTSE All-World Index is a market capitalization-weighted index and is designed to represent the performance of the large- and mid-cap stocks from 48 different countries: Australia, Austria, Belgium/Luxembourg, Brazil, Canada, Chile, China, Colombia, Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kuwait, Malaysia, Mexico, Netherlands, New Zealand, Norway, Pakistan, Peru, Philippines, Poland, Portugal, Qatar, Russia, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, United Kingdom and the United States of America. The FTSE All-World Index covers approximately 90-95% of the investable market capitalization. As of July 31, 2018, China represented approximately 3.36% of the FTSE All-World Index based on weight and 263 securities from a total of 3,186 securities.
Eligible Countries
FTSE classifies countries included in its global indexes into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE maintains a set of criteria to assess market status and minimum standards for each category for countries to achieve in order to be eligible for that category. Eligible countries are sub-divided into Developed, Advanced Emerging and Secondary Emerging based largely on the following factors: (i) gross national income per capita (as published by the World Bank); (ii) 21 quality of markets criteria (which consist of 7 market and regulatory environment criteria, 5 custody and settlement criteria, 8 dealing landscape criteria and 1 derivatives market criterion) and (iii) country-size entry requirements. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed.  A country will be classified under the category with the highest standards which it meets.
FTSE conducts an annual review of all countries included in the FTSE All-World Index and those being considered for possible inclusion. Countries already in the FTSE All-World Index will be assessed against the minimum standards for each category and prior to any reclassification or removal from the FTSE All-World Index will be placed on a watchlist. Countries not in the FTSE All-World Index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watchlist for possible future inclusion to one of the categories. In conducting the annual review, FTSE will consult the FTSE Russell Country Classification Advisory Committee. In March and September of each year, FTSE will publish a watchlist of countries being monitored for possible promotion or demotion. FTSE releases the results of its annual review in September of each year. FTSE will normally give at least six months’ notice before changing the classification of any country.
A company will be allocated to a single country based on a number of measures, including country of incorporation, place of listing and location with greatest trading liquidity. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will assess the appropriate nationality for the company based on a variety of factors.
Eligible Securities
FTSE conducts semi-annual reviews in each March and September to select eligible securities for inclusion in the FTSE All-World Index. The following are regarded as ineligible for inclusion in the FTSE All-World Index:
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Companies whose business is that of holding equity and other investments (e.g. Investment Trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments and non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments.

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Limited Liability Partnerships (LLP), Limited Partnerships (LP), Master Limited Partnerships (MLP), Limited Liability Companies (LLC) and Business Development Companies (BDC). Where a stapled unit comprises an eligible security and a non-eligible security (such as non-equity or an Investment Trust structure) the unit will not be eligible for inclusion.

Eligible securities are required to pass screens for minimum voting rights, investability weightings, liquidity and surveillance stock screens before being added to the FTSE All-World Index.
Minimum Voting Rights Screen
Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Emerging market securities are not subject to this requirement. Existing constituents with a developed market nationality which do not currently meet the above requirement have a 5 year grandfathering period to comply. If subsequently they continue to fail the minimum voting rights requirement they will be removed from FTSE All-World Index at the September 2022 review. The percentage of a company’s voting rights in public hands is calculated as the quotient of (i) the number of votes in the hands of shareholders that are unrestricted as determined by the application of FTSE Russell free float definitions divided by (ii) the total number of votes conferred by the shares outstanding of all the company’s voting securities including those that have not been admitted to trading on a regulated venue.
Investability Weightings Screen
Securities with a free float of 5% or below are excluded from the FTSE All-World Index.

Foreign Ownership Restrictions
FTSE’s index methodology takes account of the restrictions placed on the equity holdings of foreign investors in a company where these have been imposed by a government, regulatory authority or the company’s constitution. Where the presence of a foreign ownership restriction creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit (“FOL”) is used in place of the free float for the purposes of calculating the company’s investability weight. If the FOL is less restrictive or equal to the free float restriction, the free float restriction is applied. If a company changes its FOL, the change will generally be implemented in the FTSE All-World Index at the subsequent quarterly review. In some jurisdictions, a company’s FOL applies to the company’s share classes in aggregate, and not to share classes individually. However, not all of the share classes of a restricted company might be eligible for index inclusion. In such cases, the aggregate (company level) FOL will be allocated pro-rata across those share classes that are eligible for index inclusion. In certain jurisdictions, despite FOLs, the acquisition of shares above a stated FOL is permitted. However, holdings of shares above the FOL may be denied voting rights. FTSE Russell may exercise discretion in determining whether a stock should be subject to the minimum foreign headroom test. Where discretion is being applied FTSE Russell will provide appropriate advance notice.
Minimum Foreign Headroom Requirement
FTSE Russell defines “foreign headroom” as the percentage of shares available to foreign investors as a proportion of the company’s FOL. For example, if a company has an FOL of 49%, of which 39% is held by foreign investors, the foreign headroom will be calculated as 20.41%, i.e., (49% - 39%)/49%.
(i)	For a non-constituent that is subject to an FOL, a minimum headroom of 20% must be available in order to be included in the FTSE All-World Index.
(ii)	Where the headroom of an existing constituent falls below 10%, its investability weight will be reduced an absolute value of 5% at the next quarterly review.
(iii)
The investability weight will continue to be reduced at subsequent quarterly reviews in increments of 5% until the headroom level increases to 10% or above. As a result of these quarterly 5% downward adjustments, should the investability weight of the security fall to 5% under this process, the security will no longer be eligible to remain in the FTSE All-World Index.

(iv)
The investability weight of an existing constituent which has been subject to headroom adjustments will have its most recent 5% adjustment reversed at a quarterly review subject to a minimum 20% headroom remaining post reversal.

(v)	In the event a security with a headroom adjustment increases its FOL, the increase in the FOL will implemented in two 50% tranches, subject to the headroom remaining at 20% or above.
(vi)	In the event a security with a headroom adjustment decreases its FOL, the decrease in the FOL will be implemented in full at the next quarterly review.
(vii)
An existing constituent with a headroom adjustment, that passes the FTSE All-World Index eligibility screens (for example – liquidity, minimum size, investability weight) will not be eligible for index promotion from Small or Micro Cap to All-World (Large/Mid) until all headroom adjustments have been reversed. An index demotion from All-World (Large/Mid) to Small or Micro Cap will proceed for an existing constituent with a headroom adjustment.

(viii)
Where FOLs are not universally applied to all foreign investors, but only impact a particular set of foreign investors, a 5% headroom adjustment will be applied where there is evidence of these restrictions being enforced. This headroom restriction will be reassessed on a quarterly basis and will not be lifted until either FOLs are removed or all foreign investors are treated equally.

(ix)
For an existing index constituent, where foreign investors are prohibited from purchasing additional shares (for example, where Indian companies are placed on the Reserve Bank of India (RBI) Ban List), a 5% headroom adjustment will be applied at the next quarterly review and reassessed on a quarterly basis. Upon removal of restrictions prohibiting the purchase of shares, a headroom test will be conducted at the next quarterly review and headroom adjustments removed if the FTSE All-World Index constituent passes the headroom test.

(x)
Securities are assigned their official FOL. However, if permission is required from a local regulator to purchase additional shares beyond a certain permission threshold, then the more restrictive permission level is assigned as the FOL. For example, a security may have an FOL of 24%, however, any purchase beyond 22% requires prior permission from the local regulatory authority. In this example, the security would be assigned an FOL of 22%.

(xi)
Where a non-constituent passes the relevant headroom test, but individual foreign investors or institutions are only permitted to hold a maximum of 1% of the free float adjusted shares in issue, the security will not be eligible for FTSE All-World Index membership.

(xii)	Headroom tests will be conducted in conjunction with the March, June, September and December quarterly reviews.
(xiii)
Unless there is an increase in the FOL, a headroom adjustment will not be reversed for a period of 6 months (i.e. if a headroom adjustment has been implemented at the June review then the earliest it can be reversed is at the following March review).

(xiv)
If a constituent has been removed from the FTSE All-World Index as a result of its investability weight falling below 5% following a headroom adjustment, it will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of FTSE All-World Index eligibility it will be considered as a new issue.

(xv)
Securities which are deleted for failing headroom, but which after a period of 12 months meet the minimum 20% headroom test, will initially be added to the FTSE All-World Index at a minimum free float of 5%, subject to them having an FOL. If an FOL no longer applies, then the security will be added at its free float.

(xvi)	Subsequent headroom reversals will be implemented in increments of 5% until the security reaches its FOL, subject to the security continuing to meet the minimum 20% headroom test.
Liquidity Screen
Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume. Liquidity will be calculated for the March review from the first business day of January to the last business day of December of the previous year and for the September review from the first business day of July of the previous year to the last business day of June. Security volume data will be taken on trading days from Monday to Sunday (where applicable) when markets are open. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, or the month will be excluded from the liquidity test. For each month, daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the applicable review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the middle-ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, so a security that fails to trade for more than half the days in a month will have a zero median trading volume for that month. If a security is suspended for any reason, such period of suspension will not be considered in the liquidity test. For newly eligible securities with a testing period of less than 12 months, the liquidity test will be applied on a pro-rata basis.
An existing constituent of the FTSE All-World Index which, based on its median daily trading volume per month, does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) for at least eight of the twelve months prior to a full market review will be removed from the FTSE All-World Index. A non-constituent of the FTSE All-World Index which, based on its median daily trading volume per month, does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings) for at least ten of the twelve months prior to a full market review will continue to be excluded from the FTSE All-World Index.
A security not presently included in the FTSE All-World Index that does not turnover at least 0.05% of its shares in issue (after application of any free float weightings) based on its median daily trade per month in at least 10 of the 12 months prior to the applicable review date will not be eligible for inclusion. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the 12 months prior to the applicable review date will be removed from the FTSE All-World Index. New issues will become eligible for inclusion in the FTSE All-World Index at the review date following their issuance provided that they (i) have a minimum trading record of at least three months prior to the review date and (ii) turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trade per month in each month on a pro-rata basis since their listing. However, this rule does not apply to new issues added under the fast entry rule described below. Newly eligible securities are treated as new issues and liquidity is tested from the date of eligibility.
In assessing liquidity, data will be aggregated from trading volume in the country in which the company is classified by FTSE and from any other trading venues, as approved by FTSE, operating in a similar time zone. In the event that a company fails the liquidity test based on its underlying shares and the company has an equivalent depositary receipt, then the depositary receipt may be considered for inclusion in the FTSE All-World Index if it passes the liquidity test in its own right and is traded on an exchange within a similar regional time-zone as the underlying shares.
Surveillance Stocks Screen
Securities which are subject to surveillance by the stock exchanges and have been assigned to any of the following segments will not be eligible for index inclusion. Where an existing constituent is assigned to an ineligible segment it will normally be deleted from the FTSE All-World Index at the next quarterly review and it will only be reconsidered for index inclusion after a period of 12 months from its deletion subject to it no longer being under surveillance. For the purposes of FTSE All-World Index eligibility it will be treated as a new issue.
Country	Exchange	Segment
China	Shanghai Stock Exchange Shenzhen Stock Exchange	Special Treatment (ST)
India	Bombay Stock Exchange National Stock Exchange of India	Graded Surveillance Measure (GSM)
Malaysia	Bursa Malaysia	PN17
Poland	Warsaw Stock Exchange	Alert List
Singapore	Singapore Exchange	Watchlist
South Korea	Korea Exchange	Administrative Issues
Taiwan	Taiwan Stock Exchange	Altered Trading Method (ATM)
Thailand	Stock Exchange of Thailand	Companies facing possible delisting according to No. 9(6) of SET’s Regulations on Delisting of Securities
Turkey	Borsa Istanbul	Watchlist

Securities that are assigned to the above segments after the review announcement date but before the FTSE All-World Index review effective date are assessed on a case-by-case basis which may generally result in scheduled FTSE All-World Index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.
Periodic Review of Constituents
Countries are usually reviewed semi-annually in March and September, on a region by region basis, based on data as at the close of business on the last business day of December and June (where the last business day of the month falls on a Saturday or Sunday for any individual countries, data will be taken as at close of the last business day before Saturday). Any constituent changes resulting from the periodic review will be implemented after the close of business on the third Friday (i.e. effective the following Monday) of March and September.

All eligible companies are ranked by their full market capitalization. A company’s full market capitalization consists of any equity shares that are listed and in issue at the FTSE All-World Index review cut-off date. In determining the full market capitalization of Chinese companies, non-negotiable shares and “A” shares are included in the calculation for FTSE All-World Index ranking purposes. However only the eligible share classes (as per Appendix G) will be included in the FTSE All-World Index. Shares that have been listed but do not form part of a company’s current issued share capital, such as treasury shares and shares pending issuance to an employee scheme, are excluded from the full market capitalization calculation.
Large-, mid- and small-cap stocks are determined by first defining 100% of the universe of eligible companies in eligible countries. The full market capitalization is determined for each company (shares in issue multiplied by price) and the companies are ranked by full market capitalization in descending order. The top 98% of companies in this universe are selected for review. Any company which has a full market capitalization greater than 10% based on the total capitalization of the regional universe will be capped at 10%. Out of this universe, stocks will be designated as large-, mid- or small-cap based on ranking in this universe and, in certain circumstances, their market capitalization as a percentage of this universe. Generally, new stocks will be included as large-cap if they are in the top 68% of this universe and as mid-cap if they are in the top 86% of this universe and stocks already in the FTSE All-World Index will be retained as large-cap if they are in the top 72% of this universe and as mid-cap if they are in the top 92% of this universe.
FTSE All-World Index Calculation
The FTSE All-World Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the FTSE All-World Index) will have a greater effect on the price of the FTSE All-World Index than will the price movement of a smaller company (that is, one representing a smaller percentage of the FTSE All-World Index).
The value of the FTSE All-World Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, times (ii) the number of shares issued for each such component, times (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the FTSE All-World Index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. In calculating the net total return index, dividends are reinvested across the FTSE All-World Index on the ex-dividend date, net of withholding taxes. The FTSE All-World Index uses actual closing mid-market or last trade prices, where available, for securities with local exchange quotations.
Maintenance of the FTSE All-World Index
FTSE conducts an annual review, starting in January and finishing in September, of all countries included in the FTSE All-World Index and those being considered for inclusion. The FTSE Russell Country Classification Advisory Committee (the “Committee”) reviews and applies the country criteria and makes any recommendations for changes in country classification to the FTSE Russell Policy Advisory Board the “Board”). The Board consists of senior market practitioners that are representative of the appropriate sectors of the investment community. Implementation of any country classification changes is ordinarily timed to coincide with one of the semi-annual FTSE All-World Index reviews and, absent extraordinary circumstances, a minimum notice period of one year is provided.
The FTSE All-World Index is also reviewed periodically for changes in free float, with such review coinciding with quarterly Committee reviews. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action that affects the FTSE All-World Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction as described under “Free Float Criteria” above, a constituent with a free float of greater than 15% will be changed at the March, September and December updates if it moves by more than 3 percentage points above or below the existing free float. In addition, a constituent with a free float of 15% or below will be subject to a 1 percentage point threshold. In June, a constituent’s free float will be updated regardless of size. Quarterly updates will be applied after the close of business on the third Friday of March, June, September and December.

Additions and Deletions
Additions and deletions to the FTSE All-World Index can occur outside of the normal review process. Additions can occur if a new security becomes eligible for immediate inclusion in the FTSE All-World Index because its market capitalization is above certain levels (the “fast entry rule”). For the fast entry rule to apply, a security has to meet both (a) a full market capitalization threshold at the company level equal to 1.5 times the mid-cap inclusion level (i.e., the full market capitalization of the smallest company that falls within the top 86% of the FTSE All-World Index universe when ranked by market capitalization as described above) and (b) an investable market capitalization at the security level equal to 0.5 times the mid-cap inclusion level.
Where a company undertakes an initial public offering of a new equity security (IPO), that security will be eligible for fast entry inclusion to the FTSE All-World Index if such IPO satisfies the eligibility criteria and screens other than the liquidity screen, and its full market capitalization and investable market capitalization using the closing price on its first day of trading meet the fast entry rule thresholds outlined above. The addition of an eligible IPO to the FTSE All-World Index is implemented after the close of business on its fifth day of trading. An IPO not meeting the eligibility criteria and fast entry thresholds will be reconsidered for inclusion at the next semi-annual review. In addition, in the case of a demutualization where the entire free float of a new eligible security is transferred to private shareholders, the addition of the security is deferred for one month after trading has commenced, provided that adequate liquidity over such period is demonstrated.
Securities that become newly eligible (e.g., changes in free float occur that allows a stock to qualify for inclusion or a non-constituent moves to an eligible market) will be reviewed for inclusion at the next semi-annual review.
Deletions can occur if a constituent is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion.
If a merger occurs between companies that are constituents of the FTSE All-World Index, then the surviving company remains a constituent. If a merger occurs between companies one of which is a constituent and the other not a constituent of the FTSE All-World Index, then the surviving company will generally be included as a constituent company in the country of such surviving company, provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings.
The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the FTSE All-World Index from changing due to such an event, all corporate actions which affect the market capitalization of the component stocks in the FTSE All-World Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE All-World Index remains constant before and after the event.
The Hang Seng China Enterprises Index
 The Hang Seng China Enterprises Index (also referred to herein as the “index”):
•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on August 8, 1994 based on an initial value of 1,000 but was rebased with a value of 2,000 as at January 3, 2000; and
•	is sponsored by Hang Seng Indexes Company Limited (“HSI Company Limited”), a wholly-owned subsidiary of Hang Seng Bank.
The Hang Seng China Enterprises Index is a free-float market capitalization weighted stock market index compiled, published and managed by HSI Company Limited. The Hang Seng China Enterprises Index serves as a benchmark to track the performance of mainland securities primarily listed on the Main Board of the Stock Exchange of Hong Kong Ltd. (“HKEX”). A mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the mainland. Mainland securities include H-shares, Red-chips and P-chips. A Red-chip is a mainland security with a minimum 30% of its shareholdings held by a mainland entity or entities (including state-owned organisations and provincial or municipal authorities of the mainland). A P-chip is a mainland security that is not classified as an H-share or a Red-chip. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese enterprises. Additional information about the Hang Seng China Enterprises Index is available on the following website: hsi.com.hk/HSI-Net/HSI-Net. Additional information about the HKEX is available on the following website: hkex.com.hk. We are not incorporating by reference the websites or any material they include in this pricing supplement.
 The underlier sponsor divides the Hang Seng China Enterprises Index into industry sectors. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Top Ten Constituent Stocks by Weight
as of July 31, 2018

Stock	Percentage (%)*

Ping An	10.20

CCB	9.66

ICBC	9.63

Bank of China	8.33

Sinopec Corp	5.50

China Life	4.15

Tencent	3.83

Petrochina	3.60

China Mobile	3.59

CM Bank	3.41

*Information on constituent stocks is available at https://www.hsi.com.hk/static/uploads/contents/en/dl_centre/factsheets/hsceie.pdf

Stock Weightings by Sector
as of July 31, 2018

Sector	Percentage (%)*

Energy	12.75

Materials	0.00

Industrial Goods	0.86

Consumer Goods	5.47

Services	0.42

Telecommunications	4.98

Utilities	2.08

Financials	63.85

Properties & Construction	5.23

Information Technology	3.83

Conglomerates	0.53
*Information on industry weightings is available at
https://www.hsi.com.hk/static/uploads/contents/en/dl_centre/factsheets/hsceie.pdf
Percentages may not sum to 100% due to rounding.

Composition and Selection Criteria
The universe of possible constituent stocks of the Hang Seng China Enterprises Index is comprised of mainland securities primarily listed on the Main Board of the HKEX, excluding stocks that are secondary listings, preference shares, debt securities, mutual funds and other derivatives. A collective total of 10 Red-chips and P-chips were added to the Hang Seng China Enterprises Index with the regular index rebalancing in March 2018, bringing the total number of index constituents to 50. Due to the different risk profiles of Red-chips and P-chips as compared to H-shares, different eligibility screenings are applied for potential incoming Red-chips and P-chips constituents than are applied to potential H-shares constituents.
H-shares Selection
From the universe of all eligible H-share companies, constituent stocks are removed from or added to the Hang Seng China Enterprises Index quarterly based on the following eligibility screening and selection process:
•	Listing history requirement. Constituent stocks should be listed for at least one month starting from the listing date to the review cut-off date (both dates inclusive).
•
Turnover screening. Turnover velocity in each of the past 12 months is calculated for each stock as the quotient of the median of daily traded shares in a specific calendar month divided by the free-float-adjusted issued shares at month end. A stock is regarded as passing the monthly turnover test if it attains a minimum velocity of 0.1% in that month.

•
High shareholding concentration. Constituent stocks with high shareholding concentration according to the “High Shareholding Concentration Announcement” posted on the Securities and Futures Commission’s website will not be eligible for inclusion in the index.

•	New constituents. A new constituent stock must have maintained a 0.1% turnover velocity for at least ten out of the past 12 months and in each of the three most recent months.
•
Existing constituents. An existing constituent stock must have maintained 0.1% turnover velocity for at least ten out of the past 12 months or, for months when an existing constituent does not meet the 0.1% turnover velocity, it must have had a monthly aggregate turnover among the top 90th percentile of the total market, where the total market is defined as including securities primarily listed on the Main Board of the HKEX, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds or other derivatives.

•
Constituents with less than 12 months trading history. A stock with a trading history of less than six months must have attained a minimum turnover velocity of 0.1% for all trading months. A stock with a trading history of at least six months, but less than 12 months, may not have more than one month in which it has failed to attain a velocity of at least 0.1% and, for the latest three months, must have attained 0.1% for all trading months if the stock is not an existing constituent. The criteria in the preceding two sentences also applies to a stock that has transferred from Growth Enterprise Market to the Main Board of the HKEX in the 12 months before the data review cut-off date at the end of each fiscal quarter (March, June, September and December).

The eligible H-share stocks are ranked by highest combined market capitalization. Existing H-share constituents ranked 49th or lower are removed from the Hang Seng China Enterprises Index while non-constituents ranked 32nd or higher are included. Stocks will thereafter be removed (by lowest combined market capitalization) or added (by highest combined market capitalization) until the number of H-share constituents reaches 40. Combined market capitalization is the sum of (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months, and (ii) free-float-adjusted market capitalization, in terms of 12-month average market capitalization after free-float adjustment, each weighted by 50%. The average of the past month-end market capitalization since listing is used for stocks with a listing history of less than 12 months. If two stocks have the same combined market capitalization ranking, a higher rank is assigned to the stock with the higher full market capitalization.
P-chip and Red-chip Selection
Along with the eligibility criteria applied to eligible H-share companies, P-chip and Red-chip companies must meet the following additional eligibility criteria:

•
Listing history requirement. Constituent stocks listed through an IPO should be listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive); constituent stocks listed through a backdoor listing should be listed for at least six years starting from the listing date to the review cut-off date (both dates inclusive).

•
Price volatility. The past one-month, three-month and twelve-month historical price volatility (i.e., standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a potential constituent should not be more than three times the historical price volatility for the index for the respective period.

•
Financial. A company’s net profit attributable to its equity holders, net cash generated from operating activities and cash dividends must be greater than zero for the past three consecutive fiscal years.

•	No suspension. A stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.
Like the eligible H-shares companies, the eligible P-chip and Red-chip companies are ranked by highest combined market capitalization for selection. The top ten eligible Red-chip and P-chip stocks with the highest combined market captalization will be selected as constituents of the index. No buffer zone will be applied for these ten constituents. Red-chip and P-chip constituents will remain unchanged until the end of the transition period (i.e., until the March 2019 rebalancing). However, Hang Seng Indexes Company Ltd retains the right to make changes to the Red-chip and P-chip constituents in the case of any exceptional circumstances.
The 10 additional P-chip and Red-chip constituents will initially be added to the Hang Seng China Enterprises Index in five phases over a period of twelve months beginning with the rebalancing in March 2018. Throughout the transition period (from March 2018 rebalancing to March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period. The data cut-off date was December 31, 2017.
In March 2018, the 10 constituents were added to the Hang Seng China Enterprises Index with an inclusion factor of 0.2 and an adjusted cap level of 2%. Over each quarterly rebalancing, the inclusion factor and adjusted cap level will be incrementally increased until the inclusion factor is equal to 1.0 and the adjusted cap level is equal to 10% in connection with the March 2019 rebalancing. The inclusion factors for the rebalancings are listed below:

Rebalancing Month	Inclusion Factor
March 2018	0.2
June 2018	0.4
September 2018	0.6
December 2018	0.8
March 2019	1.0
The underlier sponsor divides the Hang Seng China Enterprises Index into eleven industry sectors: Conglomerates, Consumer Goods, Consumer Services, Energy, Financials, Industrials, Information Technology, Materials, Properties & Construction, Telecommunications and Utilities.
Calculation Methodology
The Hang Seng China Enterprises Index is calculated using a free-float-adjusted market-weighted capitalization methodology. The discussion below describes the “price return” calculation of the Hang Seng China Enterprises Index. The applicable pricing supplement will describe the calculation if the underlier for your notes is not the price return calculation. Under this methodology, the following shareholdings, when exceeding 5% of shareholdings in the company on an individual basis, are viewed as non-free float and are excluded for index calculation purposes:
•	Strategic holdings: shares held by governments and affiliated entities or any other entities which hold substantial shares in a company are considered as non-free float unless otherwise proved;
•	Directors’ and management holdings: shares held by directors, members of the board committee, principal officers or founding members;
•	Corporate cross-holdings: shares held by publicly traded companies or private firms/institutions; and
•	Lock-up shares: shares that are subject to a publicly disclosed lock-up arrangement.
A free-float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares is rounded up to the nearest whole percentage for free-float adjustment factors of less than 10% and is otherwise rounded up to the nearest multiple of 5%. Free-float adjustment factors are reviewed quarterly. For companies with more than one class of shares, free-float adjustment factors will be calculated separately for each class of shares. A cap of 10% on individual stock weightings is applied, such that no individual constituent in the index will have a weighting exceeding a predetermined cap level on the index capping date.
The Hang Seng China Enterprises Index is calculated and disseminated every 2 seconds during trading hours on each trading day of the HKEX and is calculated as the product of (i) the current aggregate free-float-adjusted market capitalization of constituents divided by the previous trading day’s aggregate free-float-adjusted market capitalization of constituents, (ii) multiplied by the previous trading day’s closing index level. The current aggregate free-float-adjusted market capitalization of constituents on any trading day is the sum of the current free-float-adjusted market capitalizations of the constituents, which for each constituent is the product of the current price of the constituent, the actual total number of each class of H-shares issued by the constituent, the free-float adjustment factor for the constituent (which is between zero and 1) and the cap factor for the constituent (which is between zero and 1). A cap factor is calculated quarterly, such that no individual constituent in the index will have a weighting exceeding 10% on the index capping date. The previous trading day’s aggregate free-float-adjusted market capitalization of constituents is the sum of the previous trading day’s free-float-adjusted market capitalizations of the constituents, which for each constituent is the product of the closing price of the constituent on the previous trading day, the actual total number of each class of H-shares issued by the constituent, the free-float adjustment factor for the constituent (which is between zero and 1) and the cap factor for the constituent (which is between zero and 1), in each case as determined on that trading day.
Index Rebalancing
The adjustment of the free-float adjustment factor, the calculation of the cap factor, and the update of issued shares is undertaken quarterly.
The index may also be adjusted on an ad hoc basis in the event of certain corporate actions and events. A minimum notice period of two trading days will be given to index users for any ad hoc rebalancing. For corporate actions, including bonus issues, listed distributions of stock of another company, rights issues, stock splits and stock consolidations, the issued shares will be updated simultaneously with the corporate action adjustment and will take effect on the ex-date. Other corporate events, including placing and issuance of new shares, will result in an adjustment to the free-float factor if the number of free-float issued shares changes by more than 10%. After the update, the index will be recapped if the weighting of any capped constituent fell below 5 percentage points from the cap level, or the weighting of any constituent is higher than 5 percentage points above the cap level.
Initial weightings of the Red-chip and P-chip constituents are derived in accordance with their free-float adjusted market capitalization and are capped at 10%. The initial weightings of the 10 Red-chip and P-chip constituents will be multiplied by the applicable inclusion factor for that particular rebalancing. The resultant figures will be the final weightings for the Red-chip and P-chip constituents. Any excessive weightings arising from the application of the inclusion factors will be re-distributed to H-share constituents with weightings of less than 10% in proportion to their original weightings. If, subsequent to the re-distribution,

H-share constituents with weightings of more than 10% emerge, they will be capped at 10% and the excessive weightings will be re-distributed to the H-share constituents with weightings of less than 10% in proportion to their redistributed weightings. The last step will be repeated until none of the constituents has a weighting of more than 10%.
In the event of ad hoc constituent changes, the index will only be recapped if the weighting of a newly included constituent is higher than the cap level. For ad hoc constituent deletion, no recapping will be undertaken.
Trading Halt or Suspension
Whether or not to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index reviews. Should a suspended constituent be removed from the Hang Seng China Enterprises Index, its last traded price may be adjusted down to the lowest price in the system (i.e. $0.0001 in the security’s price currency) or an official residual price (if available) will be used for index calculation on the trading day preceding the effective date of the constituent changes. In the event of a trading halt or suspension, the last traded price will be used for index calculation, regardless of the duration of the halt or suspension. In exceptional circumstances, a suspended constituent may be retained in the index only if it is believed that its shares are highly likely to resume trading in the near future.
Where the HKEX considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time direct a trading halt or suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKEX may also do so where: (1) an issuer fails, in a manner which the HKEX considers material, to comply with the HKEX listing rules; (2) the HKEX considers there are insufficient securities in the hands of the public; (3) the HKEX considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKEX considers that the issuer or its business is no longer suitable for listing.
In the following circumstances, when an announcement cannot be made promptly, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has information that, in the view of the HKEX, there is or there is likely to be a false market (i.e., where there is material misinformation or materially incomplete information in the market which is compromising proper price discovery) in the issuer’s securities; (2) where the issuer reasonably believes that there is inside information which must be disclosed under the HKEX’s inside information rules; or (3) where the issuer reasonably believes or it is reasonably likely that confidentiality may have been lost in respect of certain inside information.
In the following circumstances, pending an announcement, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has signed an agreement in respect of a share transaction, major transaction, very substantial disposal, very substantial acquisition or reverse takeover and the required announcement has not been published on a business day; (2) where the issuer has signed an agreement in respect of a notifiable transaction, which the issuer reasonably believes would require disclosure under the HKEX’s inside information rules; or (3) where the issuer has finalized the major terms of an agreement in respect of a notifiable transaction, which the issuer reasonably believes would require disclosure under the HKEX’s inside information rules, and the issuer considers that the necessary degree of security cannot be maintained or that the security may have been breached.
An issuer may request a suspension (other than a trading halt), and such request will normally only be acceded to in the following circumstances: (1) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions in such cases will normally only be appropriate where no previous announcement has been made); (2) to maintain an orderly market as determined by the HKEX; (3) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (4) where the issuer is no longer suitable for listing, or becomes a “cash” company (a company whose net assets are comprised significantly of cash); (5) where the issuer is going into receivership or liquidation; or (6) where the issuer confirms that it will be unable to meet its obligation to disclose periodic financial information in accordance with the HKEX’s listing rules.
Trading on the HKEX
Trading on the HKEX is fully electronic through an Automatic Order Matching and Execution System. Trading on the HKEX takes place each Monday to Friday (excluding public holidays). The trading day consists of a pre-opening auction session from 9:00 a.m. to 9:30 a.m., followed by a morning trading session from 9:30 a.m. to 12:00 p.m., and an afternoon trading session from 1:00 p.m. to 4:00 p.m. (Hong Kong time). The HKEX recently implemented a closing auction session, which lasts for approximately 8 to 10 minutes after the close of the afternoon trading session at 4:00pm. During the closing auction, market participants who want to trade at the closing price input buy and sell orders. These orders then form a consensus closing price for each stock and orders are executed at that price. The index level will not be updated during the closing auction session, and the closing level of the index will be determined at the conclusion of the closing auction session.
Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trades is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System. Because of the time differences between New York City and Hong Kong, on any normal trading day, using the last reported closing prices of the constituent stocks on the HKEX, the closing level of the Hang Seng China Enterprises Index on any such trading day generally will be calculated, published and disseminated in the United States by the opening of business in New York on the same business day.
In the event that the constituent stock prices are not available from the HKEX due to a market disruption event, the underlier sponsor will suspend real-time dissemination of the index level and will resume index services depending on the market activity recovery of the HKEX.
License Agreement between Hang Seng Indexes Company Limited and GS Finance Corp.
GS Finance Corp. has entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited (“HSI Company Limited”) and Hang Seng Data Services Limited, in exchange for a fee, whereby GS Finance Corp. will be permitted to use the index in connection with the offer and sale of the notes. GS Finance Corp. is not affiliated with HSI Company Limited and Hang Seng Data Services Limited; the only relationship between HSI Company Limited and Hang Seng Data Services Limited and GS Finance Corp. is the licensing of the use of the index and related trademarks.
Neither GS Finance Corp. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.
The index is published and compiled by HSI Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. HSI Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the index by GS Finance Corp. in connection with the notes, BUT NEITHER HSI COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/ OR REFERENCE TO THE INDEX BY GS FINANCE CORP. IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI COMPANY LIMITED

IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.
Historical Closing Levels of the Underliers
The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier. We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.
The graphs below show the daily historical closing levels of each underlier from August 30, 2008 through August 30, 2018. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:
•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.
It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Backup Withholding and Information Reporting
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.
United States Alien Holders
This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the stocks included in the Hang Seng China Enterprises Index or on the ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Summary Information	PS-3
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-10
The Underliers	PS-17
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-42

General Terms Supplement No. 1,734 dated July 10, 2017

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.

Digital Underlier-Linked Notes due

guaranteed by
The Goldman Sachs
Group, Inc.

Goldman Sachs & Co. LLC